FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-60556





             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 23, 2001


                                6,854,521 shares


                              XYBERNAUT CORPORATION
                     common stock, par value $0.01 per share

                            ------------------------

     This prospectus supplement supplements our prospectus dated May 23, 2001 relating to the resale by certain selling stockholders of up to 6,854,521 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by certain of our stockholders or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the name of one of the selling stockholders contained in the table of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.











           The date of this prospectus supplement is January 25, 2002.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-60556


                              SELLING STOCKHOLDERS

     The table of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect a change in the name of one of the selling stockholders from "The dotCom Fund, LLC" to "Rice Opportunity Fund LLC," as shown in the table below.

     Except as set forth in this prospectus supplement with respect to the correction in the name of one of the selling stockholders from "The dotCom Fund, LLC" to "Rice Opportunity Fund LLC" contained in the table of "Selling Stockholders," there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


                                                     Percentage of                           Shares of Common
                           Shares of Common Stock     Common Stock      Shares of Common    Stock Beneficially
                             Beneficially Owned    Beneficially Owned   Stock to be Sold          Owned
                             Prior to Offering        Prior to the             (1)        after Offering (1)(2)
                                                        Offering

                                                                                             Number     Percent

Rice Opportunity Fund LLC       214,805 (11)               *              185,714 (6)        29,091        *

     *    Less than 1%.

     (1) Assumes that the selling stockholders will exercise all of their warrants, if any, into common stock.

     (2) Assumes all of the securities offered hereby will be sold by the selling stockholders.

     (6) Includes 42,857 shares of common stock issuable upon exercise of warrants.

     (11) Includes 50,130 shares of common stock issuable upon exercise of warrants.